Exhibit (m)
                                                                      DWS VARIABLE SERIES II
                    MASTER DISTRIBUTION PLAN
                  FOR CLASS B SHARES
                  (Amended as of May 6, 2009)

Section 1.  DWS Variable Series II (the "Fund") is an open-end management investment company formed under the laws of the Commonwealth of Massachusetts, the shares of beneficial interest ("Shares") of the portfolios of which (each, a "Portfolio") may from time to time be offered to life insurance companies (each, a "Life Company") for allocation to certain of their separate accounts established for the purpose of funding variable annuity contracts and variable life policies (collectively referred to herein as "Variable Contracts").  The shares of each Portfolio may be issued in multiple classes, and as used in this Master Distribution Plan as amended (“Plan”), the term "Shares" pertains only to Class B shares of a Portfolio.

Section 2.  This Plan will pertain to Shares of each of the Portfolios of the Fund described on Schedule A hereto: This Plan shall also apply to the Class B Shares of any other Portfolio of the Fund as shall be designated from time to time by the Board of Trustees of the Fund in any supplement to the Plan ("Supplement").

Section 3.  In order to provide for the implementation of the payments provided for pursuant to this Plan, the Fund may enter into an Underwriting Agreement (the "Agreement") with DWS Investments Distributors, Inc. (“DIDI”), pursuant to which DIDI will serve as the distributor of the Fund's Shares, and pursuant to which each Portfolio participating in this Plan may reimburse DIDI for Distribution Expenses (as defined below) it incurs or pays. Such Agreement, or any modification thereof, shall become effective with respect to Class B Shares of any Portfolio in compliance with Section 12(b) of the Investment Company Act of 1940, as amended (the "Act"), and Rule 12b-1 thereunder, as the same may be amended from time to time.

Section 4.  Upon effectiveness of this Plan with respect to Shares of a Portfolio, the Fund, on behalf of such class, may make payments quarterly to DIDI for Distribution Expenses (as defined below) incurred or paid by DIDI, provided that no payment to DIDI shall be made with respect to any quarterly period in regard to a Life Company in excess of an amount determined for such period at the annual rate of  0.25% of the average daily net asset value of the Shares of such Portfolio attributable to that Life Company's Variable Contract owners during that quarterly period.  With respect to each Portfolio, aggregate payments under the Plan for each quarterly period shall not exceed an amount determined for such period at the annual rate of  0.25% of the average daily net asset value of Shares of such Portfolio. The value of the net assets of Class B Shares of a Portfolio shall be determined in accordance with the Declaration of Trust of the Fund, as the same may be amended from time to time.

Section 5.  Expenses reimbursable pursuant to this Plan ("Distribution Expenses") may include, but not necessarily be limited to, the following costs:

(a)           Distribution service fees payable by DIDI to a Life Company, up to a maximum annual rate of 0.25% of the average daily net asset value of the Shares of a Portfolio attributable to that Life Company’s Variable Contract owners, for the provision of distribution services including the following types of services:

(1)           printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for prospective Variable Contract owners;

(2)           developing, preparing, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund and including materials intended for use within the Life Company, or for broker-dealer only use or retail use;

(3)           holding seminars and sales meetings designed to promote the distribution of Fund Shares;

(4)           obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund and its Portfolios, including the performance of the Portfolios;

(5)           training sales personnel regarding the Fund;

(6)           compensating sales personnel and financial services firms in connection with the allocation of cash values and premiums of the Variable Contracts to the Fund; and

(7)           personal service  with respect to Fund Shares attributable to Variable Contract accounts.

(b)           Expenses paid directly by DIDI for the provision of the types of distribution services described in sub-section (a) above or for financing any other activity that the Fund's Board of Trustees determines is primarily intended to result in the sale of Shares.

Section 6.  This Plan, together with the Agreement, shall not take effect until they have been approved by a vote of the majority of trustees of the Fund and of those trustees of the Fund who are not "interested persons" of the Fund (as defined in the Act), and who have no direct or indirect financial interest in the operation of this Plan or in the Agreement (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and such Agreement.

Section 7.  This Plan shall continue in effect indefinitely provided that it is approved by the Board of Trustees of the Fund and the Independent Trustees at least annually in the manner provided in Section 6.  In connection with the annual review and approval of such continuance, DIDI shall furnish the Board with such information as the Board may reasonably request in order to enable the Board to make an informed determination of whether the Plan should be continued.

Section 8.    Expenses reimbursable pursuant to Section 5(a) (“Section 5(a) Expenses”) may be paid by the Fund upon request by DIDI to the Fund.  Expenses reimbursable pursuant to Section 5(b) (“Section 5(b) Expenses”) may be paid by the Fund only upon the prior approval of the Board of Trustees of the Fund and the Independent Trustees in the manner described in Section 6 hereof.  SDI shall, with respect to Class B Shares of each Portfolio for which reimbursements of Distribution Expenses are made or payment of which is requested for Board approval, submit, at least quarterly, reports to the Board of Trustees (A) describing the Distribution Expenses with respect to such class of the Portfolio incurred or paid by DIDI during the quarter and (B), in the case of Section 5(b) Expenses, requesting reimbursement therefor.

Section 5(a) Expenses shall be allocated to the Class B Shares of the Portfolio for which the applicable distribution service fees are paid by v DIDI.  In the event that amounts of Section 5(b) Expenses are not specifically attributable to the distribution of Shares of any particular Portfolio, DIDI may allocate such Distribution Expenses to Class B Shares of each Portfolio deemed by the Board to be reasonably likely to benefit therefrom based upon the ratio of the average daily net assets of each such class during the previous period to the aggregate average daily net assets of all such classes for such period, provided, however that any such allocation may be subject to such adjustments as DIDI shall deem appropriate to render the allocation fair and equitable under the circumstances, which adjustments shall be approved by the Board of Trustees.

In the case of Section 5(b) Expenses, the Board of Trustees will review quarterly each request for reimbursement of Distribution Expenses at a regular meeting held after the making of such request, and DIDI shall receive from the Fund, on behalf of Class B Shares of each Portfolio, as applicable, only an amount for such Distribution Expenses as is approved by the Board of Trustees, including a majority of the Independent Trustees.  The Fund will make payment of the amount of such Distribution Expenses so approved as soon as reasonably practicable after such approval.

Section 9.  This Plan may be terminated as to Class B Shares of a Portfolio at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class B Shares of that Portfolio.

Section 10.  Any Agreement related to this Plan shall be in writing and shall provide in substance:

(a)  That any such Agreement, with respect to Class B Shares of a Portfolio, may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class B Shares of that Portfolio, on not more than 60 days' written notice to DIDI.

(b)  That such Agreement shall terminate automatically in the event of its assignment (as defined in the Act).

Section 11.  This Plan may not be amended to increase materially the amount that may be spent for distribution by Class B Shares of a Portfolio without the approval of Class B shareholders of that Portfolio, and any material amendment to the Plan must be approved by the Board of Trustees of the Fund, including the Independent Trustees, in the manner provided in Section 6.

Amendments to this Plan other than material amendments of the kind referred to above may be adopted by a vote of the Board of Trustees of the Fund, including the vote of a majority of Independent Trustees.  The Board of Trustees of the Fund, by such a vote, also may interpret this Plan and make all determinations necessary or advisable for its administration.

Section 12.  So long as this Plan is in effect, the selection and nomination of persons to be trustees of the Fund who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of such disinterested trustees then in office.

Section 13.  Neither this Plan nor any other transaction between the parties hereto pursuant to this Plan shall be invalidated or in any way affected by the fact that any or all of the trustees, officers, shareholders, or other representatives of the Fund are or may be "interested persons" of DIDI, or any successor or assignee thereof, or that any or all of the trustees, officers, partners, or other representatives of DIDI are or may be "interested persons" of the Fund, except as otherwise may be provided in the Act.

IN WITNESS WHEREOF, Scudder Variable Series II has adopted this Master Distribution Plan as of May 6, 2009.

DWS VARIABLE SERIES II

By: /s/John Millette
Name:  John Millette
Title:  Vice President & Secretary

Schedule A

DWS Alternative Asset Allocation Plus VIP
DWS Blue Chip VIP
DWS Conservative Allocation VIP
DWS Core Fixed Income VIP
DWS Dreman High Return Equity VIP
DWS Dreman Small Mid Cap Value VIP
DWS Global Thematic VIP
DWS Government & Agency Securities VIP
DWS Growth Allocation VIP
DWS High Income VIP
DWS Large Cap Value VIP
DWS Moderate Allocation VIP
DWS Technology VIP